UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

LEIDOS HOLDINGS, INC.

LEIDOS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33072 000-12771	20-3562868 95-3630868
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (571) 526-6000

N/A

(Former names or former addresses if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 11, 2013, Leidos Renewable Energy, LLC, an indirect wholly owned subsidiary of Leidos Holdings, Inc., entered into a consensual foreclosure agreement with Plainfield Renewable Energy Owner, LLC (“PRE Owner”) and Plainfield Renewable Energy Holdings, LLC (“PRE Holdings”) pursuant to which PRE Owner agreed to transfer the equity of PRE Holdings to Leidos Renewable Energy in full satisfaction of certain secured obligations owed to Leidos Renewable Energy. As of September 30, 2013, these obligations totaled approximately $99 million, consisting of principal, accrued and unpaid interest and reimbursable expenses. This amount does not include a $30 million fee to Leidos at the successful completion of the project. Consummation of the transfer of the equity of PRE Holdings requires the prior receipt of certain governmental approvals. These approvals have been applied for and are in process. Upon receipt of such required governmental approvals, the transfer of the PRE Holdings equity to Leidos Renewable Energy will be completed and Leidos Renewable Energy will assume ownership of the equity of PRE Holdings. PRE Holdings is the sole owner of Plainfield Renewable Energy, LLC, the sole owner of a 37.5 (net) megawatt biomass-powered generating facility located in Plainfield, Connecticut that is currently under construction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEIDOS HOLDINGS, INC.

By:	/s/ Vincent A. Maffeo
	Name:	Vincent A. Maffeo
	Title:	Executive Vice President and General Counsel

LEIDOS, INC.

By:	/s/ Vincent A. Maffeo
	Name:	Vincent A. Maffeo
	Title:	Executive Vice President and General Counsel

Dated: October 18, 2013